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                                                                    EXHIBIT 12.1



                           REPUBLIC BANCSHARES, INC.
                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                    ($ IN THOUSANDS EXCEPT WHERE INDICATED)

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
                                                      9/30/02     2001     2000       1999     1998      1997
                                                      -------   -------  --------   -------  -------   -------
Net income before income taxes &
   minority interest                                    9,017    (3,524)   (3,696)   20,179  (17,336)   15,327
Fixed Charges                                          52,497    99,614   110,606   101,509   92,738    62,288
                                                      -------   -------  --------   -------  -------   -------
                        Gross Earnings                 61,514    96,090   106,910   121,688   75,402    77,615

Less Preferential Dividends
Trust Preferred Dividends                              (1,962)   (2,616)   (2,706)   (2,706)  (2,706)   (1,123)
Non-cumulative Preferred Stock Dividends
   divided by One - the effective tax rate                 --      (212)     (423)     (423)    (423)     (423)
                                                      -------   -------  --------   -------  -------   -------
                        Earnings (A)                   59,552    93,262   103,781   118,559   72,273    76,069
Interest on deposits                                  (46,998)  (92,796) (102,893)  (94,133) (81,157)  (57,849)
                                                      -------   -------  --------   -------  -------   -------
Earnings with non-deposit interest added back (B)      12,554       466       888    24,426   (8,884)   18,220

Total Interest Expense
Trust Preferred Dividends                              50,535    96,786   107,477    98,380   89,609    60,742
Non-cumulative Preferred Stock Dividends                1,962     2,616     2,706     2,706    2,706     1,123
   divided by One - the effective tax rate                 --       212       423       423      423       423
                                                      -------   -------  --------   -------  -------   -------
                        - Fixed Charges (C)            52,497    99,614   110,606   101,509   92,738    62,288
Less interest expense on deposits                      46,998    92,796   102,893    94,133   81,157    57,849
                                                      -------   -------  --------   -------  -------   -------
Adjusted Interest Expense - Fixed Charges (D)           5,499     6,818     7,713     7,376   11,581     4,439

RATIO OF EARNINGS TO FIXED CHARGES
  (INCLUDING INTEREST ON DEPOSITS) (A/C)                 1.13      0.94      0.94      1.17     0.78      1.22
  Deficiency for 1:1 coverage                              --    (6,352)   (6,825)       --  (20,465)       --

  (EXCLUDING INTEREST ON DEPOSITS) (B/D)                 2.28      0.07      0.12      3.31    -0.77      4.10
  Deficiency for 1:1 coverage                              --    (6,352)   (6,825)       --  (20,465)       --
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